Exhibit 99.1

NEWS RELEASE

Contact:  Bob Cardon, Dynatronics Corporation
800-874-6251 or 801-568-7000

Dynatronics Announces First Quarter Financial Results

Salt Lake City, Utah (November 14, 2013) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal first quarter ended September 30, 2013.

Net sales in the quarter decreased 2.1% to $7,055,428, compared to $7,206,025 in the same period of the prior year. Net loss for the quarter was $107,784 ($.04 per common share), compared to $51,145 ($.02 per common share) for the prior year period.  The loss was primarily the result of lower sales of products manufactured by third parties, as well as approximately $49,000 in higher R&D costs this quarter associated with the company’s new ThermoStim probe, a product expected to launch during the quarter ending December 31, 2013.  All per-share amounts reflect the company’s one-for-five reverse stock split, effective December 19, 2012.

“While sales of manufactured capital products and supplies remained even or improved, reduced sales of distributed medical products and supplies, including exercise products, nutritional supplements and taping products, accounted for the decrease in sales for the quarter ended September 30, 2013, compared to the prior year period,” stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “The continued general economic weakness in our primary markets, combined with uncertainties surrounding the implementation of the Affordable Care Act, have dampened demand and contributed to lower sales numbers.

 “To offset these challenges, management has undertaken a plan to significantly expand the company’s distribution channels by adding new dealers and sales representatives,” Cullimore continued, “To date, we have added more than 30 new sales representatives to our distribution channel. These new representatives are independent direct sales reps and sales reps at newly added independent dealers. They will augment our geographical reach to practitioners across the country. The addition of these new reps brings us nearly halfway to our goal of adding 75 new sales representatives selling our products.”

“We’ve also developed a major new product that we expect to introduce in the quarter ending December 31, 2013,” reported Larry K. Beardall, executive vice president of sales and marketing. “This is the Dynatron Thermostim ProbeTM, and will be one of the most innovative and attractive products in our history. The Thermostim Probe is a soft-tissue mobilization tool that also allows a practitioner to deliver heat or cold therapy in combination with electrical stimulation – all at the same time.”

The new hand-held probe is an accessory to the Dynatron SolarisPlus family of products. It utilizes a thermoelectric chip to generate the thermal therapy and is powered by any one of four Dynatron SolarisPlus units.

“Demand for this innovative probe is building even before it is released,” stated Beardall. “We now have indications of interest from over 500 clinicians across the country who have become aware of this innovative new product. And since the probe is operated from the control console of the SolarisPlus units, we expect demand for SolarisPlus units to rise commensurate with the demand for the ThermoStim probe.”

“We believe the introduction of the new Thermostim probe, together with the expansion of our distribution channel, will be the impetus to return Dynatronics to profitability,” Cullimore concluded.

Dynatronics has scheduled a conference call for investors today, Thursday, November 14, 2013, at 12:30 p.m. ET. Those wishing to participate should call (800) 954-0586.

The following is a summary of the financial results as of September 30, 2013 and 2012, and for the quarter then ended:

Summary Selected Financial Data
Statement of Operations Highlights

	Three Months Ended September 30,
	2013	2012
Net sales	7,055,428	7,206,025
Cost of sales	4,474,359	4,495,177

Gross profit	2,581,069	2,710,848
Selling, general, and administrative expenses	2,379,369	2,459,104
Research and development expenses	314,823	266,268
Total other expense	55,386	59,085
Loss before income tax benefit	(168,509)	(73,609)
Income tax benefit	60,725	22,464
Net loss	$(107,784)	(51,145)
Diluted net loss per common share	$(0.04)	(0.02)

Balance Sheet Highlights

	As of September 30,
	2013	2012

Cash and cash equivalents	$220,660	302,050
Trade accounts receivable	3,256,432	3,246,712
Inventories, net	6,255,317	6,407,553
Total current assets	10,748,424	10,879,449
Total assets	$14,900,156	15,104,587

Line of credit	3,616,601	3,496,390
Accounts payable	2,453,441	2,751,894
Accrued expenses	388,855	347,221
Accrued payroll and benefits expense	325,318	216,266
Total liabilities	8,781,071	8,895,637
Total liabilities and stockholders' equity	$14,900,156	15,104,587

About Dynatronics Corporation:

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expectations for future new product introductions and plans to expand distribution. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.